For additional information: Mark W. Funke President & CEO Joe T. Shockley, Jr. EVP & CFO (405) 372-2230

For Immediate Release

Southwest Bancorp, Inc. Announces Fourth Consecutive 5% Stock Repurchase Program

May 25, 2016, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market - OKSB), (“Southwest”) announced today that its Board of Directors has authorized a new stock repurchase program for one year effective as of the earlier of: (a) the date Southwest completes its repurchase of all of the shares of Southwest’s common stock that it is authorized to purchase under its current stock repurchase program that became effective as of February 23, 2016;  or (b) February 23, 2017, which is the original expiration date of the current program. The new stock repurchase program authorizes Southwest to purchase up to 5% of its common stock, par value $1.00 per share, outstanding as of the effective date, or approximately 921,000 shares.  Southwest has approximately $2.4 billion in total assets with equity capital in excess of $285 million as of March 31,  2016.

In announcing the new stock repurchase program, Mark Funke, Southwest’s Chief Executive Officer, commented: “Southwest has consistently executed our third 5% stock repurchase program that was announced in the first quarter of 2016.  As we approach the completion of the current repurchase program, Southwest’s Board of Directors believes that the adoption of a fourth 5% stock repurchase program demonstrates our continuing commitment to increase shareholder value and reflects our belief that Southwest’s stock continues to represent a good investment opportunity.”

Southwest commenced its first of the four stock repurchase programs in August 2014, commenced its second program in August 2015, and commenced its third program in February 2016.  Under these three programs, Southwest has repurchased 2,317,556 shares for a total of $37.5 million.  Southwest has approximately 471,000 shares remaining under its third stock repurchase program.

The shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of Southwest’s stock, general market and economic conditions, and applicable legal requirements. Repurchased shares will become treasury shares and may be utilized for general corporate purposes, including reissuance pursuant to Southwest’s stock-based award plans, employee stock purchase plan, dividend reinvestment plan, or other plans.

Southwest Bancorp and Subsidiaries

Southwest is the holding company for Bank SNB, an Oklahoma state banking corporation (“Bank SNB”).  Through Bank SNB, Southwest offers commercial and consumer lending, deposit and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, Kansas and Colorado, and on the Internet, through Bank SNB DirectBanker®.  We were organized in 1981 as the holding company for Bank SNB, which was chartered in 1894.

Southwest’s common stock is traded on the NASDAQ Global Select Market under the symbol OKSB.

Caution About Forward-Looking Statements

We make forward-looking statements in this news release that are subject to risks and uncertainties.  We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Southwest does not intend, and undertakes no obligation, to update or revise any forward-looking statements contained in this release, whether as a result of differences in actual results, changes in assumptions, or changes in other factors affecting such statements, except as required by law.